Note:  Throughout this document, certain confidential material contained herein has been omitted and has been separately filed with the Commission. Each place where such an omission has been made is marked with an [***].

LIMITED-TERM OLED TECHNOLOGY LICENSE AGREEMENT

THIS LIMITED-TERM OLED TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into effective as of August 1, 2011 (the “Effective Date”), by and between Universal Display Corporation (“Universal Display”), a Pennsylvania corporation with a place of business at 375 Phillips Blvd, Ewing, New Jersey 08618, U.S.A; and Panasonic Idemitsu OLED Lighting Co., Ltd. (“Panasonic Idemitsu”), a Japanese corporation with a place of business at 1048 Kadoma, Osaka 571-8686, JAPAN.  Each of Universal Display and Panasonic Idemitsu is referred to herein as a “Party,” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Universal Display has rights in certain patents and possesses certain know-how concerning organic light emitting devices (OLEDs) for solid-state lighting applications;

WHEREAS, Panasonic Idemitsu desires to obtain license rights to practice under these patents and to use this know-how; and

WHEREAS, the Parties are entering into this Agreement in order to enable Panasonic Idemitsu to introduce OLED lighting products into the market for a limited period of time on the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, each of the Parties hereby agrees as follows:

AGREEMENT

Article 1 Definitions

In addition to other terms defined elsewhere herein, the following terms shall have their corresponding meanings when used in this Agreement.

1.1 “Know-How” means unpatented technical information, data, specifications, plans, drawings, designs, blueprints, formulae, processes and other similar items of a trade secret or confidential nature, which is a Confidential Item (as defined below) of Universal Display.

1.2 “Licensed Product” means an OLED Lighting product sold or otherwise distributed by Panasonic Idemitsu for cash or other consideration, which product is (a) covered, in whole or in part, by any Valid Claim(s) of a Universal Display Patent; (b) manufactured using a process that is covered, in whole or in part, by any Valid Claim of a Universal Display Patent; and/or (c) manufactured using any of the Universal Display Know-How.

1.3 “Lighting” means a source of direct or indirect illumination, which does not utilize addressable pixel elements smaller than [***].

1.4 “Net Sales Revenue”

1.4.1 For Licensed Products sold by Panasonic Idemitsu to non-Affiliated third parties solely for monetary consideration, “Net Sales Revenue” means the gross amount invoiced or received, whichever occurs sooner, on account thereof, less the following where separately itemized on the customer invoice for the Licensed Products: (a) taxes and duties actually collected and remitted to the appropriate taxing authorities; (b) reasonable shipping and insurance costs actually paid or accrued for such purpose; and (c) refunds or credits actually given for returned or defective items.

1.4.2 For all other Licensed Products sold or otherwise transferred by Panasonic Idemitsu, (without exception of samples provided at no cost), “Net Sales Revenue” means the greater of (a) or (b), where (a) is the arm’s length transfer price recorded by Panasonic Idemitsu for such sale or transfer; and (b) is the average selling price at which Licensed Products of similar kind and quantity have been sold by Panasonic Idemitsu to non-Affiliated third parties during the same Reporting Period (as defined in Section 4.3 below), as calculated according to the preceding paragraph, or if no such selling price is available, the fair market value of such Licensed Products if and when such a market exists.  The arm’s length transfer pricing referred to in clause (a) shall include all cost components fairly attributable to the Licensed Products being sold or otherwise transferred, and shall comply with the Japan National Tax Agency guidelines and other applicable laws, rules and regulations.

1.4.3 If either Party presents reasonable evidence that the amount calculated as set forth above does not fairly reflect the fair market value of a Licensed Product if and when such a market exists (such as evidence that the industry-wide average sales price of substantially similar products differs significantly from the price calculated herein, or evidence that additional consideration is being received based on the downstream sale of a Licensed Product), the Parties shall in good faith negotiate a more equitable method of calculating Net Sales Revenue with respect to the Licensed Product in question.

1.5 “Term” means the term of this Agreement, as specified in Article 8 below.

1.6 “Universal Display Know-How” means Know-How of Universal Display relating to the design or manufacture of OLED Lighting products.

1.7 “Universal Display Patents” means all patents and patent applications pertaining to OLED Lighting products that are issued, registered, granted, allowed or published in the world as of the Effective Date, and which Universal Display owns or has the right to license to Panasonic Idemitsu hereunder, together with such future patents and patent applications as are specified in Section 2.2 below.

1.8 “Universal Display Technology” means the Universal Display Patents and the Universal Display Know-How.

1.9 “Valid Claim” means a claim of an issued, registered, granted, allowed or published patent or patent application, which claim has neither expired nor been finally, following expiration of all rights of appeal, held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction.

1.10 “Affiliate” means a corporation or other entity which directly or indirectly controls, is controlled by, or is under common control with the entity in question on or after the Effective Date, but only for so long as such control continues to exist.  “Control” shall be deemed to exist in the case of ownership, or the right to vote, fifty percent (50%) or more of the voting securities or other similar interests in an entity.

1.11 “Confidential Item” means information disclosed by a Party or its Affiliates (the “Discloser”) to another Party or its Affiliates (the “Recipient”), in written, oral, visual or electronic form, under this Agreement or another agreement between the Discloser and the Recipient either before or after the Effective Date, relating to the Discloser’s or its licensors’, suppliers’ or business partners’ technologies, compounds, research programs, operations and/or financial or business condition, including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information (“Proprietary Information”), that is (i) disclosed in writing or other tangible form and marked as “Confidential”, “Proprietary” or with similar words at the time of disclosure, or (ii) orally or visually disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days thereafter.  Notwithstanding the foregoing, “Confidential Items” of the Discloser shall not include any information that:

1.11.1 is approved by  the Discloser in writing for release by the Recipient without restriction;

1.11.2 the Recipient can demonstrate by written records was previously known to  the Recipient, other than through a prior disclosure by the Discloser, or to any third party without an obligation of confidentiality to  the Discloser;

1.11.3 is publicly known as of the date of this Agreement, or becomes public knowledge subsequent thereto, through no act or omission of  the Recipient or any third party receiving such information from or through  the Recipient;

1.11.4 is obtained by  the Recipient in good faith from a third party without the violation of any obligation of confidentiality; or

1.11.5 is independently developed by or on behalf of the Recipient without the benefit of the Discloser’s Confidential Items, as shown by competent written records.

Article 2 License Rights

2.1 Grant of License to Panasonic Idemitsu.  Subject to the remaining provisions of this Article 2, Universal Display hereby grants to Panasonic Idemitsu a worldwide, non-exclusive and non-transferable (except in connection with a permitted transfer of this Agreement as a whole) license, without rights to sublicense, under the Universal Display Patents, and to use the Universal Display Know-How, to manufacture, have manufactured (but only by Affiliates in accordance with Section 2.1.1 below), sell, offer for sale, import, export and otherwise dispose of Licensed Products.

2.1.1 Panasonic Idemitsu may exercise its “have manufactured” rights granted under Section 2.1 above through Panasonic Electric Works Co., Ltd. and such other entities that are Affiliates of Panasonic Idemitsu which have been approved by Universal Display in writing, but only for so long as such entities remain Affiliates of Panasonic Idemitsu.  Any such extension shall be pursuant to a written agreement between Panasonic Idemitsu and the relevant Affiliate, which written agreement shall obligate the Affiliate to abide by the scope of license and other applicable provisions of this Agreement.  In addition to its other rights or remedies hereunder, Universal Display shall be expressly identified in the written sublicense agreement as a third-party beneficiary thereof, entitled to enforce the scope of license and other applicable provisions of this Agreement directly against the Affiliate.  Panasonic Idemitsu shall identify to Universal Display in writing the name and business address of each Affiliate prior to its entry into such written agreement with the Affiliate, and shall use its best efforts to cause each such Affiliate to abide by the scope of license and other applicable provisions of this Agreement.

2.1.2 During the term of the license, Universal Display agrees not to assert any of the Universal Display Patents against Panasonic Idemitsu, its Affiliates or its customers based on their subsequent manufacture, sale, offer for sale, importation, exportation, use or other disposal of OLED lighting products incorporating the Licensed Products, provided such Licensed Products were manufactured and sold within the scope of the rights and restrictions outlined in this Agreement.

2.2 License Rights to Future Patents and Know-How.  To the extent it has the right to do so, Universal Display will expand Panasonic Idemitsu’s license rights under this Article 2 to include any additional patents, patent applications and Know-How of Universal Display pertaining to OLED Lighting products, which Universal Display owns or has the right to license to Panasonic Idemitsu hereunder, and which are issued, registered, granted, allowed published or generated during the Term, but excluding any such patents, patent applications or Know-How acquired by Universal Display through a merger, asset acquisition or other similar transaction unless separately agreed by the Parties in writing.

2.3 No Rights Respecting Certain OLED Chemicals.  Notwithstanding the foregoing, Panasonic Idemitsu is not authorized under this Agreement to sell or offer for sale any Licensed Products made using any chemical substance used or useful for the manufacture of OLEDs, the composition of matter of which is covered by a Valid Claim of a Universal Display Patent (a “Universal Display Proprietary OLED Chemical”), unless such Universal Display Proprietary OLED Chemical was purchased directly from Universal Display.  Panasonic Idemitsu shall not manufacture or purchase from a third party, or encourage any third party to manufacture or sell to Panasonic Idemitsu, any chemical substance that Panasonic Idemitsu knows, or has reason to know, is a Universal Display Proprietary OLED Chemical.

2.4 No Rights Respecting Certain OLED Manufacturing Equipment.  Notwithstanding the foregoing, Panasonic Idemitsu is not authorized under this Agreement to sell or offer for sale any Licensed Products made using any manufacturing equipment or machinery used or useful for the manufacture of OLEDs, the design or construction of which is covered by a Valid Claim of a Universal Display Patent (“Universal Display Proprietary OLED Equipment”), unless such Universal Display Proprietary OLED Equipment was purchased from an authorized Universal Display equipment vendor.  Panasonic Idemitsu shall not manufacture or purchase from a third party, or encourage any third party to manufacture or sell to Panasonic Idemitsu, any equipment or machinery that Panasonic Idemitsu knows, or has reason to know, is Universal Display Proprietary OLED Equipment.

2.5 Acknowledgement of Derivative Rights.  Panasonic Idemitsu acknowledges that certain of the Universal Display Technology is licensed by Universal Display from the Trustees of Princeton University (“Princeton”), the University of Southern California (“USC”) and the University of Michigan (“Michigan”), and, therefore, that Panasonic Idemitsu’s license rights under this Agreement with respect to such Universal Display Technology are subject to the reserved rights of and obligations to such third parties under their license agreements with Universal Display.  Panasonic Idemitsu further acknowledges that the U.S. Government has certain reserved rights with respect to those Universal Display Patents claiming inventions that were first conceived or reduced to practice under contracts between the U.S. Government and Universal Display or its licensors.  Universal Display hereby covenants to Panasonic Idemitsu that: (a) Universal Display shall comply in all material respects with the terms of its license agreement with such third-party licensors and its contracts with or awards from the U.S. Government as in either case are relevant to Panasonic Idemitsu’s exercise of the license rights granted by Universal Display hereunder; and (b) no additional consideration shall be owed by Panasonic Idemitsu to such third-party licensors or the U.S. Government on account of Panasonic Idemitsu’s exercise of such license rights.  Upon Panasonic Idemitsu’s request, Universal Display will provide Panasonic Idemitsu with copies (which may be reasonably redacted by Universal Display to avoid disclosing confidential information not relevant to this Agreement) of Universal Display’s agreement with these third-party licensors and of the applicable portions its relevant contracts with or awards from the U.S. Government.

2.6 Reservation of Rights.  Except for the license rights expressly granted to Panasonic Idemitsu under this Article 2, all rights to practice under the Universal Display Patents and to use the Universal Display Know-How are reserved unto Universal Display and its licensors.  No implied rights or licenses are granted to Panasonic Idemitsu hereunder.

Article 3 Patent Matters, Attribution and Samples

3.1 Patent Validity.  During the Term, Panasonic Idemitsu shall not, and shall ensure that its Affiliates do not, challenge or oppose, or assist others in challenging or opposing, in whole or in part, the issuance, validity, scope or enforceability of any of the Universal Display Patents licensed hereunder, nor shall Panasonic Idemitsu initiate or continue, or assist others in initiating or continuing, proceedings to have any of such Universal Display Patents cancelled or invalidated, in whole or in part, except that the foregoing shall not apply to the extent such prohibitions are contrary to law or regulation in the relevant patent jurisdiction.

3.2 Patent Marking.  Upon Universal Display’s request, Panasonic Idemitsu shall apply or cause to be applied to all Licensed Products intended for sale in the United States, or to their packaging, such reasonable markings or notices of the Universal Display Patents as may be requested in writing by Universal Display in order to reasonably protect Universal Display’s rights and interests therein under the laws of the United States; provided however, that Panasonic Idemitsu shall be required to apply such markings or notices to the products or their packaging only to the extent that Panasonic Idemitsu applies similar markings or notices of Panasonic Idemitsu’s or its Affiliates’ own patents to the products or their packaging in order to protect Panasonic Idemitsu’s rights and interests therein under laws of the United States.

3.3 Non-Use of Certain Names.  Panasonic Idemitsu shall not use the names of Princeton, USC or Michigan in connection with any products, promotion or advertising without the prior consent of Princeton, USC or Michigan, as applicable, except to the extent reasonably required by law.  Notwithstanding the foregoing sentence, Panasonic Idemitsu may state that its license rights hereunder are derivative of rights granted by Princeton, USC and Michigan to Universal Display under the license agreement among them.

3.4 Samples.  Upon Universal Display’s written request and at the lowest price offered by Panasonic Idemitsu to any non-Affiliate for such Licensed Products, including any taxes, duties or other governmental charges based on the sale, shipment, import, export or use of the Licensed Products (other than taxes based upon Panasonic Idemitsu’s net income), Panasonic Idemitsu shall supply Universal Display with [***] samples of each type of Licensed Product that Panasonic Idemitsu offers for sale to third parties.  Universal Display shall limit its requests for such samples to a reasonable number of different Licensed Products and Panasonic Idemitsu shall supply such samples promptly following Panasonic Idemitsu’s first sale of the Licensed Product to a third party.  Universal Display agrees to use such samples only (a) to verify compliance with the terms of this Agreement, and (b) for promotional purposes such as in displays at shareholder meetings, industry conferences or other similar venues (with appropriate attribution being given to Panasonic Idemitsu).

3.5 Amendments to the Universal Display Patents.  To the extent applicable law requires Universal Display to obtain Panasonic Idemitsu’s approval for amendments to the specifications of any Universal Display Patent licensed hereunder, Panasonic Idemitsu shall promptly approve all such reasonable amendments proposed by Universal Display.

Article 4 Consideration

4.1 Pre-paid Royalties.  In consideration of the license rights granted by Universal Display hereunder, Panasonic Idemitsu shall pay to Universal Display running royalties at a rate of [***] percent [***] on account of Net Sales Revenue from Panasonic Idemitsu’s worldwide sales or other disposition of Licensed Products.  Panasonic Idemitsu shall pay to Universal Display a non-refundable license fee of [***] U.S. Dollars [***] as a prepayment of such running royalties for cumulative Net Sales Revenue up to the threshold amount of [***] U.S. Dollars [***] (the “Threshold Sales Amount”).  Said license fee is due and payable to Universal Display in three (3) installments of [***] each, the first installment being due within forty-five (45) days following the Effective Date, the second being due by July 31, 2012, and the third being due by July 31, 2013.  Upon payment in full of the license fee to Universal Display, the license rights granted hereunder shall be fully paid-up for Panasonic Idemitsu’s worldwide sales or other disposition of Licensed Products for cumulative Net Sales Revenue up to the Threshold Sales Amount.

4.2 Additional Royalties.  If and when cumulative Net Sales Revenue exceeds the Threshold Sales Amount, Panasonic Idemitsu shall pay to Universal Display running royalties at a rate of [***] percent [***] on account of Net Sales Revenue from Panasonic Idemitsu’s worldwide sales or other disposition of Licensed Products in excess of the Threshold Sales Amount.  No multiple royalties shall be due because any Licensed Product, or its manufacture, sale, other disposition or usage, is or may be covered by more than one Universal Display Patent licensed to Panasonic Idemitsu hereunder.  Both Parties acknowledge and agree that the royalty rates and the methods by which they are to be calculated and paid hereunder have been determined through arms length negotiations between the Parties, and that such rates and methods have been agreed upon because they are mutually convenient, reasonable and appropriate notwithstanding whether and to what extent any of the Universal Display Patents have been issued, granted, allowed or registered, or have expired, in any particular country in which Licensed Products are made, sold or used, or whether the Universal Display Patents encompass each and every feature of any particular Licensed Product.

4.3 Reports.  Within sixty (60) days following the end of each Reporting Period (as defined below), Panasonic Idemitsu shall submit to Universal Display a written report, in English, indicating (a) the number and size of each Licensed Product sold or otherwise distributed by Panasonic Idemitsu during such period, and (b) Panasonic Idemitsu’s reasonably detailed calculation of Net Sales Revenues on account of such sales or other disposition of Licensed Products and, if applicable, the royalties due and owing to Universal Display on account thereof.  Upon Universal Display’s written request with good justification, both parties will negotiate in good faith that Panasonic Idemitsu submit a written report, in English, indicating such other information as Universal Display may reasonably request of Panasonic Idemitsu which is pertinent to ensuring compliance with the scope of license provisions under Article 2 above.  As used herein, the Reporting Period shall initially be a six month period beginning on April 1st and October 1st of each year; provided, however, that if and when cumulative Net Sales Revenue from Panasonic Idemitsu’s worldwide sales or other disposition of Licensed Products exceeds the Threshold Sales Amount, the Reporting Period shall become a three month period beginning on January 1st, April 1st, July 1st and October 1st of each year.

4.4 Payment of Royalties.  Within sixty (60) days following the end of each Reporting Period during the Term (and if the Term ends in the middle of a Reporting Period, within sixty (60) days following the end of the Term), Panasonic Idemitsu shall pay directly to Universal Display the royalties due and payable with respect to Licensed Products sold or otherwise disposed of during such period, if any.

Article 5 Payment Terms; Audit Rights

5.1 Payment.  Payment shall be made to Universal Display, without setoff or deduction of any kind, by wire transfer using the following wire instructions:

[***]

Without limiting its other rights or remedies on account of any late payment, Universal Display may require Panasonic Idemitsu to pay interest on any late payment at a per annum rate equal to the Prime Rate as published in The Wall Street Journal on the date payment is due, plus [***] percent [***].

5.2 Payment Authorization and Withholding Taxes.  Panasonic Idemitsu shall secure all authorizations required for payment to Universal Display hereunder, and shall bear any transfer fees, taxes and any other charges associated therewith.  Both Parties shall cooperate to file such tax exemption forms and other documentation as is necessary to avoid any withholding from amounts payable to Universal Display hereunder.

5.3 Currency Conversion and Restriction.  Any royalties due hereunder based on Licensed Products sold or otherwise disposed of by Panasonic Idemitsu outside of the United States shall be payable in U.S. Dollars at the rate of exchange for the currency of the country in which such sales or usage occurs, which rate of exchange shall equal the exchange rate as published in The Wall Street Journal on the last business day of the calendar quarter for which payment is being made.  All royalties shall be paid to Universal Display without deduction of currency exchange fees or other similar amounts.  If at any time the legal restrictions of countries outside of the United States prevent Panasonic Idemitsu from paying Universal Display any amounts due hereunder, or otherwise upon Universal Display’s written instruction, Universal Display may direct Panasonic Idemitsu to make all or any portion of these payments to Universal Display’s accounts established at banks or depositories in one or more countries other than the United States.

5.4 Records; Audit and Inspection.  Panasonic Idemitsu shall keep accurate and complete records relating to all Licensed Products made and sold or otherwise distributed hereunder for a period of three (3) years.  An independent certified public accountant selected by Universal Display and approved by Panasonic Idemitsu (such approval not to be unreasonably withheld), together with such technical support staff as such accountant reasonably deems necessary, shall have the right to audit such records and inspect such of Panasonic Idemitsu’s materials, equipment and manufacturing processes as are reasonably necessary in order to verify Panasonic Idemitsu’s compliance with its obligations hereunder.  Universal Display shall give reasonable advance notice of any such audit or inspection to Panasonic Idemitsu, and such audit or inspection shall be conducted during Panasonic Idemitsu’s normal business hours and in a manner that does not cause unreasonable disruption to Panasonic Idemitsu’s conduct of its business.  The results of any such audit or inspection shall be deemed a Confidential Item of Panasonic Idemitsu and shall not be disclosed by Universal Display except as may be necessary for Universal Display to enforce its rights and interests hereunder.  If the audit or inspection reveals that Panasonic Idemitsu has underpaid any royalties due to Universal Display, Panasonic Idemitsu shall immediately pay to Universal Display all unpaid royalties, plus interest on the unpaid amounts from the date payment was initially due at the rate specified in Section 5.1 above.  Universal Display shall be responsible for paying the fees and expenses charged by the accountant and/or technical support staff for conducting any audit or inspection hereunder; provided, however, that if the unpaid royalties exceed [***] percent [***] of the total royalties that should have been paid by Panasonic Idemitsu during the audited period, Panasonic Idemitsu shall promptly reimburse Universal Display for the reasonable fees and expenses charged by such accountant.  Nothing herein shall limit any other rights or remedies available to Universal Display on account of Panasonic Idemitsu’s breach of its obligations under this Agreement.

Article 6 Confidentiality and Publicity

6.1 Incorporation by Reference.  The provisions of sections 1, 2, 6 and 8 through 10 of the Mutual Non-Disclosure Agreement entered into by the Parties effective as of June 15, 2011 (the “NDA”) are incorporated into this Agreement by reference.  For purposes of this Agreement, the “Stated Purpose” shall include the implementation and administration of this Agreement.  The obligations of each Party under the provisions of the NDA incorporated herein shall continue to be in effective during the term of this Agreement and for a period of four (4) years thereafter.

6.2 Publicity.  Each Party may issue a press release, or the Parties may agree to issue a joint press release, describing the general nature of this Agreement.  In addition, either Party may disclose in its public filings such of the terms of this Agreement as are reasonably required for such party to comply with applicable securities laws and regulations, including, without limitation, by filing an appropriately redacted copy of this Agreement in connection therewith.  Subject to the foregoing, neither Party shall make or originate any publication, publicity, news release or announcement relating to this Agreement, or the activities described herein or the terms hereof, without the prior written consent of the other Party.

6.3 Universal Display’s Licensors.  Notwithstanding the foregoing, Universal Display shall have the right to provide an unredacted copy of this Agreement, along with copies of all Royalty Reports, to each of Princeton, USC and Michigan; provided that in such case Universal Display shall first have caused such third-party licensors to agree in writing to handle and maintain such items in accordance with the provisions of this Article 6, or provisions substantially similar thereto.

Article 7 Representations and Warranties; Disclaimers and Limitations of Liability

7.1 Warranties by Both Parties.  Each Party represents and warrants to the other that such Party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such Party is bound.

7.2 Further Warranty by Universal Display.  Universal Display additionally represents and warrants to Panasonic Idemitsu that Universal Display owns or has sufficient rights in the Universal Display Technology to grant the license rights granted to Panasonic Idemitsu hereunder.

7.3 Disclaimer of Additional Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.  In particular, Universal Display makes no representation or warranty that Panasonic Idemitsu will be able to manufacture, sell or use any Licensed Products without obtaining additional license rights from third parties.

7.4 Required Disclaimer of Princeton, USC and Michigan.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATIONS AND WARRANTIES AS TO THE

PATENTABILITY AND/OR DISCOVERIES INVOLVED IN ANY OF THE UNIVERSAL DISPLAY PATENTS LICENSED HEREUNDER.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATION AS TO PATENTS NOW HELD OR WHICH WILL BE HELD BY OTHERS IN ANY FIELD AND/OR FOR ANY PARTICULAR PURPOSE.  PRINCETON, USC AND MICHIGAN MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.5 Limitation on Certain Damages.  IN NO EVENT SHALL UNIVERSAL DISPLAY BE LIABLE TO PANASONIC IDEMITSU, OR TO ANY THIRD PARTY CLAIMING THROUGH PANASONIC IDEMITSU, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.  The foregoing shall not limit Universal Display’s liability for any breach of the provisions of Article 6 respecting Confidential Items of Panasonic Idemitsu.

7.6 Essential Part of the Bargain.  The Parties acknowledge that the disclaimers and limitations of liability set forth in this Article 7 reflect a deliberate and bargained for allocation of risks between them and are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such a remedy to achieve its essential purpose.

Article 8 Term and Termination

8.1 Term.  The term of this Agreement shall commence on the Effective Date and shall continue, unless terminated sooner as permitted hereunder, until July 31, 2014.  Except as may otherwise be agreed upon by the Parties in writing, all licenses granted by Universal Display under this Agreement shall expire immediately upon expiration or termination of this Agreement.

8.2 Termination for Breach.  Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches any of its obligations under this Agreement and fails to cure such breach within sixty (60) days following written notice thereof by the terminating Party.

8.3 Termination for Challenge of Patents.  Universal Display may terminate this Agreement on written notice to Panasonic Idemitsu if Panasonic Idemitsu or any of its Affiliates asserts or assists another in asserting (including through the use of a “dummy” person or entity), before any court, patent office or other governmental agency, that any of the Universal Display Patents are invalid or unenforceable, should be cancelled or invalidated in whole or in part, or should otherwise not be granted, allowed or issued in whole or in part (each, a “Patent Challenge”).  Such termination shall [***], and such termination shall be without reduction in any royalties or other amounts due to Universal Display hereunder.  Should Panasonic Idemitsu contest or otherwise allege that such termination or the terms thereof are contrary to law and/or unenforceable, then, if the Patent Challenge is fully or substantially unsuccessful, Panasonic Idemitsu shall reimburse Universal Display, promptly on demand, for all attorneys’ fees, costs and out-of-pocket expenses reasonably incurred by Universal Display or its licensors of such Universal Display Patents in resisting or responding to the Patent Challenge.  The foregoing shall be in addition to, and not in lieu of, any other rights or remedies that may be available to Universal Display, at law or equity, including, without limitation, actions for injunctive relief and the recovery of damages.

8.4 Termination for Change in Control.  Universal Display may terminate this Agreement on written notice to Panasonic Idemitsu if Panasonic Idemitsu undergoes a Change in Control.  A “Change in Control” of Panasonic Idemitsu shall be deemed to have occurred if there is a change in ownership of securities representing [***] percent [***] or more of the voting capital stock of Panasonic Idemitsu, or of other interests having majority voting rights with respect to the election of the board of directors or similar governing authority of Panasonic Idemitsu, or of any other power by contract or in any other form which entitles the holder thereof to majority voting rights with respect to management decisions of Panasonic Idemitsu.  Provided, however, that this paragraph shall not apply to change of ownership of securities at the moment possessed by Panasonic Electric Works Co., Ltd. into one of its Affiliates within Panasonic Corporation group.

8.5 Other Termination.  Either Party may terminate this Agreement on written notice to the other Party if the other Party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with sixty (60) days thereafter.

8.6 Survival.  The following provisions of this Agreement shall survive four (4) years after the expiration or termination of this Agreement:  (a) any payment or reporting obligations of Panasonic Idemitsu; (b) any audit or inspection rights of Universal Display; and (c) any other provisions necessary to interpret the respective rights and obligations of the Parties hereunder.  Any termination of this Agreement shall be in addition to, and not in lieu of, any other rights or remedies available to the other Party under this Agreement, at law or in equity.

Article 9 Miscellaneous

9.1 Independent Contractors.  This Agreement is not intended by the Parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind.  Each Party hereto shall act as an independent contractor, and neither shall act as an agent of the other for any purpose.  Neither Party has the authority to assume or create any obligation, express or implied, on behalf of the other.

9.2 Notices.  Any notices pertaining to the administration of this Agreement or any breach or alleged breach thereof shall be in writing and shall be deemed effectively given upon receipt of such notices by the recipient.  Such notices shall be given by personal delivery, certified mail with postage prepaid and return receipt requested, or prepaid delivery using a recognized private courier, to each Party at its address set forth below; provided, however, that the Parties may agree to exchange information by confirmed email or facsimile correspondence in lieu of the methods described above.  Either Party may change its address for such notices at any time by means of a notice given in the manner provided in this paragraph.

All Reports and any other financial notices, to:

Universal Display Corporation	Panasonic Idemitsu OLED Lighting Co., Ltd.
375 Phillips Boulevard	1048 Kadoma, Osaka 571-8686, JAPAN
Ewing, New Jersey 08618, U.S.A.	Attn: [***]
Attn: [***]	Fax No.: [***]
Fax No.: [***]	Tel No.:[***]
Tel No.:[***]	E-mail: [***]
E-mail: [***]

All other notices and communications:

[same as above]	[same as above]
Attn: [***]	Attn: [***]
Fax No.: [***]	Fax No.: [***]
Tel No.:[***]	Tel No.:[***]
E-mail: [***]	E-mail: [***]

9.3 Non-Assignment.  Panasonic Idemitsu may not assign or transfer any of its rights or delegate any of its obligations hereunder, by application of law or otherwise, without the prior written consent of Universal Display.  Universal Display may assign or transfer this Agreement, in its entirety and on written notice to Panasonic Idemitsu, to a successor in interest to all or substantially all of Universal Display’s business or assets to which this Agreement relates, subject to the successor agreeing in writing to assume all of the obligations of Universal Display under this Agreement.  Any attempted assignment, transfer or delegation in violation thereof shall be null and void and without force and effect.  Nothing herein shall confer any rights upon any person other than the Parties hereto and their respective permitted successors and assigns.

9.4 Equitable Relief.  In the event of a Party’s actual or reasonably anticipated infringement or unauthorized use of the other Party’s patents or Know-How licensed hereunder, or breach of the provisions of Article 6 respecting the other Party’s Confidential Items, the other Party may seek to obtain injunctive or other equitable relief as may be necessary to restrain such activity.  Such relief shall be in addition to, and not in lieu of, any other rights or remedies available to the other Party under this Agreement, at law or in equity.

9.5 Choice of Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, U.S.A., without respect to its rules on the conflict of laws.  Any law or regulation providing that the language of a contract shall be construed against the drafter shall also not apply.

9.6 Dispute Resolution.  The Parties shall reasonably endeavor to settle amicably any dispute, controversy, or difference which may arise between the parties hereto out of or in relation to this Agreement.  If settlement is not reached between the Parties within sixty (60) days following the initiation of settlement discussions, [***].  Nothing herein shall limit either Party’s ability to seek injunctive or other forms of relief in any available judicial forum for (a) unauthorized practice under such Party’s patents or other intellectual property rights; or (b) breach of the provisions of Section 6.1 of this Agreement respecting confidentiality.

9.7 Severability.  In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and there shall be deemed substituted for such term other term(s) that are permitted by applicable law and that will most fully realize the intent of the Parties as expressed in this Agreement.

9.8 No Waivers.  The failure of either Party to enforce, or any delay in enforcing, any right, power or remedy that such Party may have under this Agreement shall not constitute a waiver of any such right, power or remedy, or release the other Party from any of its obligations under this Agreement, except by a written document signed by the Party against whom such waiver or release is sought to be enforced.

9.9 Entire Agreement; Amendments.  This Agreement constitutes the entire understanding and agreement of the Parties respecting the subject matter hereof and, except for the NDA, supersedes any and all prior agreements, arrangements or understandings between the Parties, whether written or oral, relating thereto.  This Agreement may not be amended or supplemented in any way except by a written document signed by both of the Parties.

9.10 Counterparts.  This Agreement may be executed by the Parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

Universal Display Corporation	Panasonic Idemitsu OLED Lighting Co., Ltd.
By: /s/ Steven V. Abramson	By: /s/ Kazuo Kamada
Signature	Signature
Steven V. Abramson	Kazuo Kamada
Printed Name	Printed Name
President & CEO	President
Title	Title
8/9/11	Aug. 23, 2011
Date	Date